EXHIBIT 99.5

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis of our financial condition and results of operations should be read together with “Selected Consolidated Financial Data” and our consolidated financial statements and related notes included in this prospectus. This discussion and analysis contains forward-looking statements that involve risks and uncertainties. Words such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar words are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Although we believe that our opinions and expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements, and our actual results may differ substantially from the views and expectations set forth below. We expressly disclaim any intent or obligation to update any forward-looking statements after the date hereof to conform such statements to actual results or to changes in our opinions or expectations.

   Readers are urged to carefully review and consider the various disclosures made by us which attempt to advise interested parties of the factors which affect our business including, but not limited to, those discussed in “Risk Factors,” “Forward-Looking Statements” and elsewhere in this prospectus.

Overview

   We provide our services to customers typically pursuant to agreements with a term of one to three years and monthly payment installments. As a result, these agreements provide us with a base of recurring revenue. Our revenue increases by adding new customers or additional services to existing customers. Our overall base of recurring revenue is affected by renewals or terminations of agreements with existing customers.

   A large portion of the costs to operate our data centers, such as rent, product development and general and administrative expenses, does not depend strictly on the number of customers or the amount of services we provide. As we add new customers or new services to existing customers, we generally incur limited additional expenses relating to telecommunications, utilities, hardware and software costs, and payroll expenses. We have substantial capacity to add customers to our data centers. Our relatively fixed cost base, sufficient capacity for expansion and limited incremental variable costs provide us with the opportunity to grow profitably. However, these same fixed costs present us with the risk that we may incur losses if we are unable to generate sufficient revenue.

   In recent years, we have grown through acquisitions of new businesses and have restructured our historical operations. Specifically, in December 2002, we acquired ClearBlue Technologies Management, Inc. (a wholly-owned subsidiary of our majority stockholder at the time of the acquisition), adding application management and development capabilities to our Managed Application Services; in February 2003, we acquired Avasta, adding capabilities to our Managed Application Services; in April 2003, we acquired Conxion, providing key services to our Managed Application Services and Managed Infrastructure Services; in May 2003, we acquired assets of Interliant, forming the core of our Managed Messaging Services; and in August 2003, we acquired assets of CBT (which was our majority stockholder at that time) related to colocation, bandwidth, security and disaster recovery services, enhancing our Managed Infrastructure Services. Prior to September 2002, substantially all of our services were managed application services, and we have added managed infrastructure and managed messaging services since that time. This transformation in our business will result in our recent results being more relevant to an understanding of our business than our historical results. We also expect to make additional acquisitions to take advantage of our available capacity, which will have significant effects on our financial results in the future.

   Our acquisitions of CBTM and assets of CBT were accounted for in a manner similar to a pooling-of-interest due to common control ownership. The assets and the liabilities of CBT, CBTM and NaviSite were combined at their historical amounts beginning on September 11, 2002, the date on which CBT obtained a majority ownership of NaviSite. Our acquisitions of Avasta and Conxion and selected assets of Interliant were accounted for using the purchase method of accounting and as such, the results of operations and cash flows relating to these acquisitions were included in our Consolidated Statements of Operations and Consolidated Statements of Cash Flows for the fiscal year ended July 31, 2003 from their respective dates of acquisition of February 5, 2003, April 2, 2003 and May 16, 2003.

   The audit report on our fiscal year 2003 consolidated financial statements from KPMG LLP, our independent auditors, contains an explanatory paragraph that states that our recurring losses from operations since inception and accumulated deficit, as well as other factors, raise substantial doubt about our ability to continue as a going concern. During fiscal year 2003 and thereafter, we have undergone a significant transition, including all of the acquisitions that are described in this report and a balance sheet restructuring, to position ourselves among the leaders in the hosting and managed application services market. Included in this transition was a complete turnover of our senior management team and our Board of Directors. While we cannot assure you that we will continue as a going concern, we believe that we have developed and are implementing an operational plan that aligns our cost structure with our projected revenue growth.

Results of Operations

   The following table sets forth the percentage relationships of certain items from our Consolidated Statements of Operations as a percentage of total revenue.

				Three Months
				Ended
	Year Ended July 31,			October 31,

	2003	2002	2001	2003	2002

				(Unaudited)
Revenue:
Revenue	98.3%	68.9%	64.6%	100.0%	91.7%
Revenue, related parties	1.7	31.1	35.4	0.0	8.3

Total revenue	100.0	100.0	100.0	100.0	100.0
Cost of revenue	92.4	112.8	123.8	76.4	103.9
Impairment, restructuring and other	0.0	115.0	1.9	2.7	0.0

Total cost of revenue	92.4	227.8	125.7	79.1	103.9

Gross profit (deficit)	7.6	(127.8)	(25.7)	20.9	(3.9)
Operating expenses:
Product development	1.2	8.9	13.7	1.5	2.4
Selling and marketing	7.8	16.3	31.4	8.4	8.1
General and administrative	26.4	32.4	32.1	21.1	23.2
Impairment, restructuring and other	11.6	(4.4)	7.8	1.9	0.9

Total operating expenses	47.0	53.2	85.0	32.9	34.6

Loss from operations	(39.4)	(181.0)	(110.7)	(12.0)	(38.5)
Other income (expense):
Interest income	1.1	1.8	2.7	0.3	1.9
Interest expense	(56.7)	(24.8)	(7.8)	(2.6)	(24.8)
Other income (expense), net	(1.0)	(0.9)	0.3	0.0	(1.6)

Loss before cumulative effect of change in accounting principle and income tax expense	(96.0)	(204.9)	(115.5)	(14.3)	(63.0)
Income tax expense	(0.2)	0.0	0.0	0.0	0.0

Loss before cumulative effect of change in accounting principle	(96.2)	(204.9)	(115.5)	(14.3)	(63.0)
Cumulative effect of change in accounting principle	0.0	0.0	(4.2)	0.0	0.0

Net loss	(96.2)%	(204.9)%	(119.7)%	(14.3)%	(63.0)%

Comparison of Three Months Ended October 31, 2003 and 2002

Revenue

   We derive our revenue primarily from outsourced managed hosting, colocation and managed application services comprised of a variety of service offerings, including providing related professional and consulting services, to middle-market organizations.

   Our revenue is comprised as follows:

Percentage of Revenue
for Three Months Ended
October 31, 2003

Managed Application Services	50%
Managed Infrastructure Services	35%
Managed Messaging Services	15%

   For the three-month period ending October 31, 2002, substantially all of our revenue was generated from Managed Application Services.

   Total revenue for the three-month period ended October 31, 2003 increased 48% to approximately $23.5 million from approximately $15.9 million for the three-month period ended October 31, 2002. The overall growth in revenue of approximately $7.6 million was mainly due to revenue resulting from our acquisitions, which contributed approximately $9.1 million in revenue during the quarter ended October 31, 2003. The increased revenue was partially offset by lost customer revenue of $1.6 million, which was primarily the result of a decrease in revenue from related parties of $1.3 million. Revenue from related parties principally consisted of sales of services to CMGI and its affiliates until September 2002 when CMGI sold its equity and debt interests in us to CBT, and then such related party revenue was recorded as revenue. The decrease in related party revenue for the three months ended October 31, 2003 as compared to the three months ended October 31, 2002 was primarily attributable to CMGI’s affiliates terminating their relationships with us upon the completion of their contracts. Revenue for the three-month period ended October 31, 2002 includes two months of revenue of CBTM and the acquired subsidiaries from CBT.

   Our 48% revenue growth was primarily attributable to the increase in our number of customers derived from our acquisitions. We expect revenue during the three months ended January 31, 2004 to be down slightly from the three months ended October 31, 2003 due to a reduction in prices charged to our largest customer and a one-time revenue item recognized on a cash basis during the three months ended October 31, 2003 from a former customer. We expect quarterly revenues for each of the remaining two quarters of fiscal year 2004 to be slightly higher than the three months ended January 31, 2004.

Cost of Revenue and Gross Profit

   Cost of revenue consists primarily of salaries and benefits for operations personnel, bandwidth fees and related Internet connectivity charges, equipment costs and related depreciation, and costs to operate our data centers, such as rent and utilities.

   Cost of revenue for the three-month period ended October 31, 2003, excluding impairment charges, increased 9% to approximately $17.9 million from approximately $16.5 million for the three-month period ended October 31, 2002. The increase in the cost of revenue of $1.4 million, net of impairment charges, resulted primarily from costs incurred to deliver the increased revenue.

   Gross profit as a percentage of revenue for the three-month period ended October 31, 2003 was 21% as compared to a gross deficit as a percentage of revenue of 4% for the three-month period ended October 31, 2002. Excluding the impairment charge recorded in the three-month period ended October 31, 2003, our gross profit as a percentage of revenue was 24%. This increase was mainly due to reductions in unit costs of Internet connectivity charges, equipment costs and related depreciation and costs to run our data centers as well as our ability to deliver the increase in revenue with no significant increase in overall salary expense. We expect our gross profit as a percentage of revenue to improve moderately during fiscal year 2004.

Operating Expenses

   Product Development. Product development expenses consist primarily of salaries and related costs of our employees engaged in product development activities. Product development expenses decreased 9% to approximately $348,000 for the three-month period ended October 31, 2003 from approximately $382,000 for the three-month period ended October 31, 2002. The decrease in product development expenses is primarily related to severance costs recorded in the three-month period ended October 31, 2002, which were not replicated in the three-month period ended October 31, 2003. We expect product development expenses to remain constant as a percentage of revenue during fiscal year 2004.

   Selling and Marketing. Selling and marketing expenses consist primarily of salaries and related benefits, commissions and marketing expenses such as advertising, product literature, trade shows, marketing and direct mail programs. Selling and marketing expense increased 53% for the three-month period ended October 31, 2003 to approximately $2.0 million from approximately $1.3 million for the three-month period ended October 31, 2002. The increase of approximately $685,000 resulted primarily from increases in salary and related costs, increases in commission expense corresponding to increases in revenue and increases in marketing program costs. We expect selling and marketing expenses to remain constant as a percentage of revenue during fiscal year 2004.

   General and Administrative. General and administrative expenses include the costs of financial, human resources, information technology and administrative personnel, professional services, bad debt and corporate overhead. Also included in the three-month period ended October 31, 2002 are intercompany charges from CMGI for facilities and shared back-office and business development support. These costs were eliminated upon the termination of the Facilities and Administrative Agreement between CMGI and us in September 2002. Excluding the impairment charge, general and administrative expenses increased 35% to approximately $5.0 million for the three-month period ended October 31, 2003 from approximately $3.7 million for the three-month period ended October 31, 2002. The increase of approximately $1.3 million was mainly the result of increases in salary expense of approximately $580,000, bad debt expense of approximately $340,000, utility expense of approximately $300,000, depreciation expense of approximately $290,000 and costs of moving data centers of approximately $125,000 partially offset by decreases in the allocation of expense from CMGI of approximately $250,000 and legal expenses of approximately $160,000. We expect general and administrative expenses to decline slightly as a percentage of revenue during fiscal year 2004.

Impairment, Restructuring and Other

   Costs associated with abandonment of lease facilities were approximately $1.1 million for the three-month period ended October 31, 2003. These costs are due primarily to abandonment of data center space at our Vienna, Virginia facility, recorded as an increase to cost of sales, and the abandonment of administrative space at our San Francisco, California office, recorded as an increase to general and administrative expenses. We recorded a charge equal to the amount of rent and other direct costs for the period and time the space is expected to remain unoccupied plus the present value of the amount by which the rent paid by us to the landlord exceeds any rent paid to us by a subtenant under a sublease over the remainder of the lease term. A charge of $147,000 was recorded for the three-month period ended October 31, 2002 relating to the restructuring of capital lease agreements.

Interest Income

   Interest income decreased 79% to approximately $64,000 for the three-month period ended October 31, 2003 from approximately $305,000 for the three-month period ended October 31, 2002.

The decrease is due primarily to lower cash balances during the three-month period ended October 31, 2003 as compared to the three-month period ended October 31, 2002.

Interest Expense

   Interest expense decreased 85% to approximately $609,000 for the three-month period ended October 31, 2003 from $3.9 million for the three-month period ended October 31, 2002. The decrease is due primarily to the reduction of the expense related to the beneficial conversion feature and interest on our convertible debt, which was fully converted in fiscal year 2003. During the three-month period ended October 31, 2003, interest expense was incurred based primarily on our outstanding accounts receivable financing agreement with Silicon Valley Bank, our note payable to Atlantic Investors and our note payable to the AppliedTheory estate. We expect interest expense to decrease based on the anticipated repayment of the note payable to Atlantic Investors with the proceeds from this offering.

Comparison of the Years 2003, 2002 and 2001

Revenue

   Total revenue for fiscal year 2003 increased 29% to approximately $76.6 million from approximately $59.4 million in fiscal year 2002. The overall growth in revenue was mainly due to revenue resulting from our acquisitions, which contributed $48.7 million in revenue during fiscal year 2003, offset by net lost customer revenue of $31.5 million. Revenue from non-related parties increased by 84% to approximately $75.3 million in fiscal year 2003 from approximately $41.0 million in fiscal year 2002 but was offset by a decline in revenue from related parties. Revenue from related parties decreased by 93% to approximately $1.3 million in fiscal year 2003 from approximately $18.5 million in 2002. Revenue from related parties principally consisted of sales of services to CMGI and its affiliates until September 2002 when CMGI sold its equity and debt interests in us to CBT, and then this related party revenue was recorded as revenue. The decrease in related party revenue for fiscal year 2003 as compared to fiscal year 2002 was primarily attributable to CMGI’s affiliates terminating their relationships with us upon the completion of their contracts.

   Total revenue for fiscal year 2002 decreased 42% to approximately $59.4 million from approximately $102.7 million in fiscal year 2001. Included in fiscal year 2002 revenue is approximately $2.9 million in non-recurring revenue from settlements, primarily from related parties. Excluding settlement revenue, total revenue for fiscal year 2002 decreased 45% to approximately $56.5 million from approximately $102.7 million in fiscal year 2001. The decrease in fiscal year 2002 revenue, net of settlement revenue, resulted from a $25.4 million, or 38%, decrease in unaffiliated revenue combined with a $17.9 million, or 49%, decrease in revenue from CMGI and its affiliates.

   In fiscal year 2003, one unrelated customer accounted for 21% of our revenue as compared to fiscal year 2002 where one CMGI affiliate accounted for approximately 11% of our revenue and fiscal year 2001 where four CMGI affiliates accounted for approximately 25%, 17%, 15% and 14% of our revenue, respectively.

Cost of Revenue

   Cost of revenue, excluding impairment charges, increased 6% to approximately $70.8 million in fiscal year 2003 from approximately $67.0 million in fiscal year 2002. The increase in cost of revenue of $3.8 million, net of impairment charges, resulted primarily from the addition of approximately $14.2 million in cost of revenue from the acquisitions of subsidiaries of CBT netted with a $10.4 million reduction in our cost of revenue. The $10.4 million reduction in our cost of revenue consisted primarily of reductions in depreciation of $11.1 million, equipment lease and related costs of $6.4 million due to restructuring that took place in fiscal year 2002 partially offset by increases in labor costs of $4.0 million, bandwidth costs of $1.6 million and software licenses of $1.4 million related to acquisitions made in fiscal year 2003.

   Cost of revenue, excluding impairment charges, decreased 47% to approximately $67.0 million in fiscal year 2002, from approximately $127.2 million in fiscal year 2001. The reduction in cost of revenue of $60.2 million, net of impairment charges, resulted primarily from a $34.7 million reduction in equipment lease and related costs, a $10.0 million reduction in labor costs due to head count reductions, a $9.1 million reduction in consulting fees, a $5.9 million reduction in bandwidth and bandwidth related costs, a $2.9 million reduction in rent costs related to the closing of our original data centers on July 31, 2001, and a $2.9 million reduction in other facility and equipment related costs offset by a $5.2 million increase in depreciation resulting from the purchase of equipment formerly held under operating leases. Included in cost of revenue for fiscal years 2002 and 2001 are impairment charges of $68.3 million and $1.9 million, respectively.

Impairment, Restructuring and Other

   In fiscal year 2002, we recorded a $68.3 million impairment charge related to leased and owned equipment and long-lived assets. The components of this charge are as follows:

•	As a result of a physical inventory of our customer-dedicated equipment, we recorded an impairment charge of $1.5 million for obsolete equipment and for equipment no longer on hand and identified certain excess assets not in use.

•	We modified the payment amounts and terms of operating leases with three equipment vendors such that the modified leases qualify as capital leases. One of the resulting capital leases is payable in 24 equal monthly payments of $38,000, starting in December 2001. The second capital lease has total payments of $2.6 million, of which $1.0 million was paid in the second quarter of fiscal year 2002 and $1.6 million was paid in fiscal year 2003. The third capital lease is payable in 28 monthly payments of $4,700 for the first four months and $20,400 for the remaining 24 months, starting in April 2002. The equipment under all resulting capital leases was capitalized at the fair market value of the equipment at the time of the modification, determined to be $1.1 million, which was lower than the present value of the future minimum lease payments based on our estimated incremental borrowing rate of 12%. Because the fair market value of the equipment was less than the consideration given, based on a third-party appraisal, we recorded an asset impairment charge of approximately $1.0 million. In addition, we returned some equipment held under operating leases with one of the above lessors and incurred and paid a breakage fee of $397,000.

•	We recorded a net $1.9 million charge representing the future estimated remaining minimum lease payments related to certain idle equipment held under various operating leases. The equipment had previously been rented to former customers under operating leases, and upon the loss of the customer, the equipment became idle. Based on our then forecasts, the equipment would not be utilized before the related operating leases expired and/or the equipment became obsolete.

•	We evaluated the current and forecasted utilization of our purchased software licenses. As a result of this evaluation, during the second quarter of fiscal year 2002, we recorded a $365,000 impairment for software licenses that would not be utilized before the licenses expired and/or became obsolete.

•	We finalized agreements with various equipment lessors whereby we purchased equipment previously held under operating leases for approximately $42.0 million. The fair market value of the equipment at the time of purchase, based on third-party appraisal, was approximately $14.3 million. As the aggregate fair market value of the equipment, based on third-party appraisal, was less than the aggregate consideration given, we recorded an asset impairment charge of approximately $25.4 million, as a separate component of cost of revenue, in fiscal year 2002.

•	A number of factors occurring during the fourth quarter of fiscal year 2002 impacted our long-lived assets including both our expected future cash flow generation and our expected utilization of the assets within revised operating plans. These factors included the further deterioration of market conditions within our industry, excess capacity in the industry and in our two data centers, our anticipated data center utilization and our revised business model.

   Based on these factors and their impact on current and future projected cash flows, we performed an assessment of the carrying value of our long-lived assets pursuant to SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” The conclusion of this assessment was that the decline in market conditions within our industry was significant and other than temporary. In this assessment, we reviewed our long-lived assets, which included property, equipment and goodwill. The carrying amount of goodwill, which totaled $186,000, was considered unrecoverable and was written-off as of July 31, 2002 and was included as a component of general and administrative expense.

   In accordance with SFAS No. 121, the measurement of the impairment loss of property and equipment was based on the fair value of the asset, as determined by third-party appraisal. Management determined that the best measure of fair value for the property and equipment was a combination of the market and cost approaches. The cost approach was utilized to determine the fair value of certain computer hardware, leasehold improvements, office furniture and equipment and construction in progress. The cost approach utilizes estimated replacement/reproduction cost, with allowances for physical depreciation and functional obsolescence (i.e. asset utilization). For certain equipment and leasehold improvements, the market approach was used. The market approach typically includes comparing recent sales of similar assets and adjusting these comparable transactions based on factors such as age, condition, and type of sale to determine fair value. Based on the appraised fair value of the property and equipment, we recorded an impairment charge of approximately $38.1 million during the fourth quarter of fiscal year 2002.

   Included in the fiscal year 2001 cost of revenue is a charge of approximately $1.9 million related to some of our equipment under operating leases, which had been deemed not to have a future economic benefit to us.

Operating Expenses

   Product Development. Product development expenses decreased 82% to approximately $950,000 in fiscal year 2003 from approximately $5.3 million in fiscal year 2002. The decrease in product development expenses is primarily related to reduced headcount and related costs resulting from the decrease in product development personnel in fiscal year 2003 from fiscal year 2002, combined with a reduction in allocated depreciation and equipment rental expense.

   Product development expenses decreased 63% to approximately $5.3 million in fiscal year 2002 from approximately $14.1 million in fiscal year 2001. The decrease in product development expenses is primarily related to reduced headcount and related costs resulting from the decrease in product development personnel in fiscal year 2002 from fiscal year 2001, combined with a reduction in outside consulting fees.

   Selling and Marketing. Selling and marketing expenses decreased 39% to approximately $6.0 million in fiscal year 2003 from approximately $9.7 million in fiscal year 2002. The decrease of approximately $3.7 million resulted primarily from a reduction in salary and related costs of approximately $2.6 million, a reduction of allocated rent of approximately $800,000 and a reduction in marketing program costs of approximately $300,000.

   Selling and marketing expenses decreased 70% to approximately $9.7 million in fiscal year 2002 from approximately $32.3 million in fiscal year 2001. The $22.5 million decrease resulted primarily from a $8.1 million reduction in headcount expenses related to a decrease in sales and marketing personnel, a $6.6 million reduction in marketing programs, advertising and product literature, a $5.2 million reduction in commission expense driven by decreased revenue levels, and a $765,000 reduction in consulting fees.

   General and Administrative. General and administrative expenses increased 4.9% to approximately $20.2 million in fiscal year 2003 from approximately $19.3 million in fiscal year 2002. The increase of approximately $935,000 was mainly the result of the addition of approximately $1.3 million in CBT general and administrative expenses offset by a net decrease in expenses of approximately $400,000. The $400,000 is primarily comprised of a reduction in bad debt expense of $2.5 million partially offset by increases in headcount related expenses of $1.2 million, increased accounting and legal fees of $800,000 and increased expense for amortization of intangibles related to the CBTM acquisition during the fiscal year.

   General and administrative expenses decreased 42% to approximately $19.3 million in fiscal year 2002 from approximately $33.0 million in fiscal year 2001. The $13.7 million decrease resulted primarily from a $8.3 million reduction in bad debt expense, a $5.1 million reduction in headcount expense related to a decrease in general and administrative personnel at July 31, 2002 to 26 from 52 at July 31, 2001, and a $1.7 million reduction in consulting fees. General and administrative expenses also included a $600,000 legal settlement paid to Level 3.

Impairment, Restructuring and Other

   Costs associated with impairment, restructuring and abandonment of lease facilities increased to approximately $8.9 million in fiscal year 2003 compared to a reversal of a portion of a previous impairment and restructuring charge of approximately $2.6 million in fiscal year 2002. The increase is due primarily to abandonment of administrative space at our 400 Minuteman Road, Andover, MA facility and the abandonment of administrative space at our La Jolla, CA office and approximately $2.0 million impairment of intangible assets by CBT. We recorded a charge equal to the amount of rent and other direct costs for the period the space is expected to remain unoccupied plus the present value of the amount by which the rent paid by us to the landlord exceeds any rent paid to us by a subtenant under a sublease over the remainder of the lease term.

   In July 2001, we announced a plan, approved by our Board of Directors, to restructure our operations and consolidate our data centers, which resulted in a charge of approximately $8.0 million, of which approximately $5.2 million was accrued for as of July 31, 2001. Of the total restructuring charge, approximately $1.8 million was related to employee termination benefits. We terminated 126 employees on July 31, 2001. The restructuring charge also included approximately $6.2 million of costs related to the closing of our two original data centers. The components of the facility closing costs included approximately $3.8 million of estimated lease obligations associated with restoring the facilities to their original condition, and other contractual obligations, to be paid over the term of the respective agreements through 2002, and approximately $2.4 million of write-offs of leasehold improvements, which were recorded as of July 31, 2001. During fiscal year 2002, we were able to favorably renegotiate the facility closing costs. The accrual for the two original data centers was reduced by approximately $1.6 million and the bandwidth termination costs were reduced by approximately $1.0 million. In addition, $63,000 in severance and employee costs were forfeited by former employees. As a result, we reversed approximately $2.6 million in restructuring accrual during fiscal year 2002. As of July 31, 2002, we had completed the restructuring plan and made all related payments.

Interest Income

   Interest income decreased 20% to approximately $851,000 in fiscal year 2003 from approximately $1.1 million in fiscal year 2002. The decrease is due primarily to the reduced levels of average cash on hand.

   Interest income decreased 62% to approximately $1.1 million in fiscal year 2002, from approximately $2.8 million in fiscal year 2001. The decrease is due primarily to the reduced levels of average cash on hand.

Interest Expense

   Interest expense increased 195% to approximately $43.4 million in fiscal year 2003 from approximately $14.7 million in fiscal year 2002. The increase of $28.7 million is due mainly to the non-cash write-off of the unamortized beneficial conversion feature related to the conversion of the $65 million of convertible notes during fiscal year 2003.

   Interest expense increased 83% to approximately $14.7 million in fiscal year 2002 from approximately $8.0 million in fiscal year 2001. The increase is due to the interest payable on the $65 million of convertible notes and related beneficial conversion feature amortization.

Other Income (Expense), net

   Other income (expense) increased 42% to approximately ($733,000) in fiscal year 2003 from ($516,000) in fiscal year 2002. This increase is mainly due to increased fees related to the accounts receivable financing agreement with Silicon Valley Bank.

   Other income (expense) decreased 277% to ($516,000) in fiscal year 2002 from $292,000 in fiscal year 2001. The decrease is due to the loss on the sale of assets offset by the gain realized on the sale of certain of our Streaming Media assets.

Fiscal Year 2001 Change in Accounting Principle

   During fiscal year 2001, we adopted SEC Staff Accounting Bulletin No. 101 — Revenue Recognition in Financial Statements, or SAB 101. Under SAB 101, installation fees are recognized over the life of the related customer contracts. Prior to fiscal year 2001, we recognized installation fees at the time the installation occurred. The cumulative effect of the change in accounting principle on all prior years resulted in a $4.3 million increase in net loss for the year ended July 31, 2001 and is reflected as a cumulative effect of change in accounting principle. Revenue for the year ended July 31, 2001 includes $1.5 million that was included in the cumulative effect adjustment. The $1.5 million of fiscal year 2001 revenue was primarily attributable to the recognition of the previously deferred revenue on customers lost during fiscal year 2001.

Quarterly Results of Operations

(In thousands, except for per share data)

   We have prepared the following table on a basis consistent with the audited consolidated financial statements included in this prospectus and, in the opinion of management, this chart includes all adjustments necessary for the fair presentation of such data.

	Three Months Ended

	Oct. 31,	July 31,		April 30,	Jan. 31,		Oct. 31,	July 31,	April 30,		Jan. 31,	Oct. 31,
	2003	2003(1)		2003(1)	2003(1)		2002	2002	2002		2002	2001

	(Unaudited)
Revenue:
Revenue	$23,473	$22,341		$19,620	$18,761		$14,561	$6,625	$9,113		$11,747	$13,483
Revenue, related parties	—	—		—	—		1,310	3,126	5,604		3,927	5,796

Total revenue	23,473	22,341		19,620	18,761		15,871	9,751	14,717		15,674	19,279
Cost of revenue	17,924	19,960		17,312	17,014		16,495	11,166	14,150		20,307	21,377
Impairment, restructuring and other	633(7)	—		—	—		—	37,717(3)	(3,985	)(4)	7,226(3)	27,359(5)

Total cost of revenue	18,557	19,960		17,312	17,014		16,495	48,883	10,165		27,533	48,736

Gross profit (deficit)	4,916	2,381		2,308	1,747		(624)	(39,132)	4,552		(11,859)	(29,457)
Operating expenses:
Product development	348	326		121	121		382	356	1,003		1,945	1,977
Selling and marketing	1,972	2,201		1,429	1,043		1,287	1,834	2,731		2,502	2,636
General and administrative	4,958	6,489		5,023	5,018		3,677	2,729	2,622		7,086	6,835
Impairment, restructuring and other	456(7)	2,608(6)		3,819(7)	2,308(7)		147	(138)	(2,495	)(8)	—	—

Total operating expenses	7,734	11,624		10,392	8,490		5,493	4,781	3,861		11,533	11,448

Loss from operations	(2,818)	(9,243)		(8,084)	(6,743)		(6,117)	(43,913)	691		(23,392)	(40,905)
Other income (expense):
Interest income	64	167		169	211		305	339	389		168	164
Interest expense	(609)	(23,232	)(9)	(2,470)	(13,760	)(9)	(3,940)	(3,770)	(3,763)		(3,576)	(3,609)
Other income (expense), net	10	376		(919)	61		(253)	(1,186)	639		21	10

Loss before income tax expense	(3,353)	(31,932)		(11,304)	(20,231)		(10,005)	(48,530)	(2,044)		(26,779)	(44,340)
Income tax expense	—	153		—	—		—	—	—		—	—

Net loss	$(3,353)	$(32,085)		$(11,304)	$(20,231)		$(10,005)	$(48,530)	$(2,044)		$(26,779)	$(44,340)

Basic and diluted net loss per common share(2):	$(0.14)	$(1.80)		$(0.88)	$(2.07)		$(1.60)	$(7.97)	$(0.35)		$(4.70)	$(10.72)

Basic and diluted weighted average number of common shares outstanding(2)	24,506	17,788		12,845	9,751		6,270	6,092	5,917		5,698	4,138

(1)	The three-month periods ended July 31, April 30 and January 31, 2003 have been restated herein to reflect our acquisition of assets of CBT as if the acquisition had taken place on September 11, 2002. This acquisition transpired when both companies were under common control, and therefore, the acquisition is accounted for in a manner similar to a pooling-of-interest.

(2)	As discussed in the notes to our consolidated financial statements, in January 2003 we completed a 1-for-15 reverse stock split of our outstanding shares of common stock. All historical share and per share data have been adjusted for the reverse stock split.

(3)	Impairment related to valuation of our fixed assets.

(4)	Reversal of impaired lease accrual due to change in estimate.

(5)	Impairment of assets purchased during buyout of certain operating leases.

(6)	Impairment of leased facility and write-off of intangible assets at CBT.

(7)	Impairment of leased facility.

(8)	Reversal of fiscal year 2001 restructuring charge due to change in estimate.

(9)	Increase in interest expense related to non-cash expense from conversion of our convertible debt.

   The following is a reconciliation from the quarterly reported results previously filed on our annual report on Form 10-K and our quarterly reports on Form 10-Q to the results presented herein.

	Three Months Ended

	July 31, 2003			April 30, 2003			January 31, 2003

	As reported	CBT Results	Combined(1)	As reported	CBT Results	Combined(1)	As reported	CBT Results	Combined(1)

	(Unaudited)
Revenue:
Revenue	$18,627	$3,713	$22,341	$15,877	$3,743	$19,620	$14,803	$3,958	$18,761
Revenue, related parties	—	81	—	—	—	—	—	—	—

Total revenue	18,627	3,794	22,341	15,877	3,743	19,620	14,803	3,958	18,761
Cost of revenue	16,339	3,741	19,960	13,633	3,622	17,312	13,006	3,989	17,014
Impairment, restructuring and other	—	—	—	—	—	—	—	—	—

Total cost of revenue	16,339	3,741	19,960	13,633	3,622	17,312	13,006	3,989	17,014
Gross profit (deficit)	2,288	53	2,381	2,244	121	2,308	1,797	(31)	1,747
Operating expenses:
Product development	326	—	326	121	—	121	121	—	121
Selling and marketing	2,197	—	2,201	1,367	—	1,429	996	26	1,043
General and administrative	5,836	797	6,489	4,729	323	5,023	4,716	311	5,018
Impairment, restructuring and other	776	1,831	2,608	3,819	—	3,819	2,308	—	2,308

Total operating expenses	9,135	2,628	11,624	10,036	323	10,392	8,141	337	8,490
Loss from operations	(6,847)	(2,575)	(9,243)	(7,792)	(202)	(8,084)	(6,344)	(368)	(6,743)
Other income (expense):
Interest income	155	12	167	157	12	169	200	11	211
Interest expense	(23,216)	(16)	(23,232)	(2,448)	(22)	(2,470)	(13,721)	(39)	(13,760)
Other income (expense), net	377	—	376	(909)	—	(919)	64	—	61

Loss before income tax expense	(29,531)	(2,579)	(31,932)	(10,992)	(212)	(11,304)	(19,801)	(396)	(20,231)
Income tax expense	—	153	153	—	—	—	—	—	—

Net loss	$(29,531)	$(2,732)	$(32,085)	$(10,992)	$(212)	$(11,304)	$(19,801)	$(396)	$(20,231)

(1)	The combined amounts include the elimination of intercompany activity consisting of $81,000 of revenue in the three-month period ended July 31, 2003 and general and administrative expense of $144,000, $29,000 and $9 for the three-month periods ended July 31, April 30 and January 31, 2003, respectively.

Contractual Obligations and Commercial Commitments

   We are obligated under various capital and operating leases for facilities and equipment. Minimum annual rental commitments under operating leases and other commitments are as follows as of October 31, 2003:

		Less than	1-3	4-5	After 5
Description	Total	1 Year	Years	Years	Years

	(in thousands)
Short/long-term debt	$19,450	$13,450	$6,000	$—	$—
Interest on debt	1,613	653	960	—	—
Capital leases	4,468	2,927	1,541	—	—
Operating leases	1,034	834	200	—	—
Bandwidth commitments	5,329	2,661	2,026	642	—
Maintenance for hardware/software	1,188	1,188	—	—	—
Property leases	84,682	13,482	25,467	19,150	26,583

	$117,764	$35,195	$36,194	$19,792	$26,583

Liquidity and Capital Resources

   Our cash and cash equivalents decreased to approximately $2.9 million at October 31, 2003 from approximately $3.9 million at July 31, 2003. Net cash used in operating activities was approximately $3.2 million for the period ended October 31, 2003, resulting primarily from net losses, increases in accounts receivable, decreases in accrued expenses and deferred revenue partially offset by depreciation, amortization and non cash impairment charges. Net cash provided by investing activities was approximately $400,000 for the period ended October 31, 2003, resulting primarily from reductions of restricted cash offset by purchases of property and equipment. Net cash provided by financing activities was approximately $1.9 million for the period ended October 31, 2003, resulting primarily from borrowings from our accounts receivable financing line partially offset by repayment of capital lease obligations.

   At October 31, 2003, we had a working capital deficit of $14.8 million, an accumulated deficit of $422 million and have reported losses from operations since incorporation. At July 31, 2003, we had a working capital deficit of $16.3 million and an accumulated deficit of $416 million. We have used cash from continuing operations of $14.5 million, $27.0 million and $88.8 million in the years ended July 31, 2003, 2002, and 2001, respectively.

   Since May 2003, our primary source of cash to fund our operations and meet our contracted obligations and commitments has been our accounts receivable financing agreement with Silicon Valley Bank. Prior to May 2003, our primary sources of cash to fund our operations were sales of equity and convertible debt securities. Our accounts receivable financing agreement provides for up to $10.0 million of financing based on a maximum of $12.5 million of our eligible accounts receivable with an 80% advance rate.

   We anticipate incurring additional losses from our business operations which will result in a decrease in cash for our current fiscal year. We also have approximately $13.5 million of debt obligations that are due by July 31, 2004. In order to meet our cash needs and continue as a going concern through July 31, 2004, we have closed and integrated strategic acquisitions, changed the composition of our Board of Directors and senior management and brought costs more in line with projected revenues. However, based upon our cash flow estimates, we believe that this offering will allow us to raise the necessary funds to meet our anticipated needs for working capital and capital expenditures for at least 12 months following this offering. We may also consider sales of assets to raise additional cash. If we use a significant portion of the net proceeds from this offering to acquire a company, technology or product, we may need to raise additional debt or equity capital.

   Our cash flow estimates are based upon attaining certain levels of sales, maintaining budgeted levels of operating expenses, collections of accounts receivable and maintaining our current borrowing line with Silicon Valley Bank among other assumptions, including the improvement in the overall macroeconomic environment. However, there can be no assurance that we will be able to meet such assumptions. Our sales estimate includes revenue from new and existing customers which may not be realized and we may be required to further reduce expenses if budgeted sales are not attained. We may be unsuccessful in reducing expenses in proportion to any shortfall in projected sales and our estimate of collections of accounts receivable may be hindered by our customers’ ability to pay.

Critical Accounting Policies

   We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. As such, management is required to make certain estimates, judgments and assumptions that it believes are reasonable based on the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the periods presented. The significant accounting policies which management believes are the most critical to aid in fully understanding and evaluating our reported financial results include revenue recognition, allowance for doubtful accounts and impairment of long-lived assets. Management reviews the estimates on a regular basis and makes adjustments based on historical experiences, current conditions and future expectations. The reviews are performed regularly and adjustments are made as required by current available information. We believe these estimates are reasonable, but actual results could differ from these estimates.

   Revenue Recognition. We provide outsourced hosting, colocation and managed application services and related professional and consulting services. Revenue consists of monthly fees for Web site and information technology infrastructure and application management, application rentals and hosting. Revenues related to monthly fees for information technology infrastructure and applications are recognized over the term of the customer contract based on actual usage and services. Revenue from professional services is recognized on a time-and-materials basis as the services are performed or under the percentage-of-completion method for revenue related to fixed-price contracts. Revenue and profits on long-term Internet solutions contracts, performed over extended periods, are recognized under the percentage-of-completion method of accounting, principally based on direct labor dollars. Revenues and profits on long-term contracts are based on our estimates to complete and are reviewed periodically, with adjustments recorded in the period in which the revisions are made. Any anticipated losses on contracts are charged to operations as soon as they are determinable. Fees charged for the installation of customer equipment are generally received in advance and are deferred and recognized as revenue over the life of the related customer contract, typically 12 to 36 months. In the event a customer terminates the agreement prior to its stated maturity, all deferred revenue related to installation services is automatically recognized upon the effective date of the termination, and we generally charge cancellation or termination fees that are also recognized upon the effective date of the termination. Generally, cancellation fees are calculated as the customer’s remaining base monthly fees obligation times the number of months remaining in the contract term.

   Existing customers are subject to ongoing credit evaluations based on payment history and other factors. If it is determined subsequent to our initial evaluation and at any time during the arrangement that collectability is not reasonably assured, revenue is recognized as cash is received. Due to the nature of our service arrangements, we provide written notice of termination of services, typically 10 days in advance of disconnecting a customer. Revenue for services rendered during this notification period is generally recognized on a cash basis as collectability is not considered probable at the time the services are provided.

   Allowance for Doubtful Accounts. We perform periodic credit evaluations of our customers’ financial conditions and generally do not require collateral or other security against trade receivables. We make estimates of the uncollectability of our accounts receivables and maintain an allowance for doubtful accounts for potential credit losses. We specifically analyze accounts receivable and consider historical bad debts, customer and industry concentrations, customer credit-worthiness, current economic trends and changes in our customer payment patterns when evaluating the adequacy of the allowance for doubtful accounts. We specifically reserve for 100% of the balance of customer accounts deemed uncollectible. For all other customer accounts, we reserve for 20% of the balance over 90 days old and 2% of all other customer balances. This method historically approximated actual write-off experience. Changes in economic conditions or the financial viability of our customers may result in additional provisions for doubtful accounts in excess of our current estimate.

   Impairment of Long-lived Assets. We review our long-lived assets, primarily property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Factors we consider important that could trigger an interim impairment review include:

•	significant underperformance relative to expected historical or projected future operating results;

•	significant changes in the manner of our use of the acquired assets or the strategy of our overall business;

•	significant negative industry or economic trends;

•	significant declines in our stock price for a sustained period; and

•	our market capitalization relative to net book value.

   Recoverability is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. If the assets were considered to be impaired, the impairment to be recognized would be measured by the amount by which the carrying value of the assets exceeds their fair value. Fair value is determined based on discounted cash flows or appraised values, depending on the nature of the asset. Assets to be disposed of are valued at the lower of the carrying amount or their fair value less disposal costs. Property and equipment is primarily comprised of leasehold improvements, computer and office equipment and software licenses. If our costs are more or less than our estimates, then we record an additional loss or gain in the future period when the actual costs are known. For example, in fiscal year 2002, we reversed approximately $2.6 million in prior restructuring accrued as a result of the incurrence of less costs than estimated.

New Accounting Pronouncements

   In May 2003, the FASB issued SFAS No. 150, “Accounting For Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” which establishes standards for how an issuer of financial instruments classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) if, at inception, the monetary value of the obligation is based solely or predominantly on a fixed monetary amount known at inception, variations in something other than the fair value of the issuer’s equity shares or variations inversely related to changes in the fair value of the issuer’s equity shares. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. On November 7, 2003, the FASB deferred the classification and measurement provisions of SFAS No. 150 as they apply to certain mandatory redeemable non-controlling interests. This deferral is expected to remain in effect while these provisions are further evaluated by the FASB. We have not entered into or modified any financial instruments covered by this statement after May 31, 2003 and the application of this standard is not expected to have a material impact on our financial position or results of operations.

Quantitative and Qualitative Disclosures About Market Risk

   Our exposure to market rate risk for changes in interest rates relates primarily to our cash equivalents. From time to time, we invest our excess cash in money market funds. We do not currently have any significant foreign operations and thus are not materially exposed to foreign currency fluctuations.